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                                                                    Exhibit 99.3


                               SECOND AMENDMENT
                                      TO
                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This Second Amendment to Asset Purchase Agreement ("Second Amendment") is made as of the 20th day of December, 1996 by and between IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership ("Seller") and Roseville Cable Company, a California corporation ("Buyer").

                                   RECITALS
                                   --------

     A. Seller and Buyer are the parties to that certain (i) Asset Purchase Agreement ("Original Agreement") made as of the 14th day of October, 1996, and
(ii) First Amendment to Asset Purchase Agreement ("First Amendment") made as of the 25th day of November, 1996 (the Original Agreement, as amended by the First Amendment, is referred to as the "Agreement").

     B. The parties now desire to further amend the Agreement as provided in this Second Amendment.

     NOW, THEREFORE, for and in consideration of the foregoing recitals, the parties agree as follows:

     1. Section 3.1 of the Agreement is hereby amended to read in full as follows:

         "3.1  Purchase Price. Subject to the adjustments described in Section
               --------------
     3.3 and Article 5 hereof, the aggregate price to be paid by Buyer for the Assets shall be Thirty Million Nine Hundred Thousand Dollars ($30,900,000) (the "Purchase Price")."

     2. The first sentence of Section 3.4(a) of the Agreement is hereby amended to read in full as follows:

         "One Million Five Hundred Fifty Thousand Dollars ($1,550,000) of the consideration to be received by Seller (the "Deposit") shall be delivered by Buyer within five (5) days after the complete execution by Seller, Buyer and Escrow Bank of the Escrow Agreement substantially in the form of
     Exhibit 1.10 hereto."

     3. A new Section 8.15 of the Agreement is hereby added to read in full as follows:

         "8.15  Sunrise/Cirby Area Repair.  Seller agrees to make all necessary
                -------------------------
     repairs to the 37 miles of direct buried plant located in the Sunrise/Cirby area that has been identified as marginal or in need of repair or replacement by Buyer. The repairs would include but not be limited to replacement of any taps or connectors that do not meet
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     industry standard, or have been identified as marginal or in need of repair or replacement."

     4.  The Agreement shall otherwise remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Second Amendment to Asset Purchase Agreement at Roseville, California as of the date first written.


                              ROSEVILLE CABLE COMPANY,
                              a California corporation

                              By: /s/ [SIGNATURE APPEARS HERE]
                                 ---------------------------------------

                              IDS/JONES GROWTH PARTNERS 87-A, LTD.,
                              a Colorado limited partnership


                              By:  JONES CABLE CORPORATION, a Colorado
                                   corporation, its Managing General Partner

                              By: /s/ Elizabeth Sheele
                                 ---------------------------------------
                                     Vice President